Pricing Supplement dated December 16, 2025 (To Prospectus dated January 19, 2024 and Prospectus Supplement dated January 19, 2024)	Rule 424(b)(2) Registration No. 333-276616

$6,900,000,000

Toyota Motor Credit Corporation

IncomeDriver Notes®

Variable Denomination Floating Rate Demand Notes

Beginning December 16, 2025, the interest rate on the Notes will be 3.50%. Toyota Motor Credit Corporation reserves the right in its sole discretion to change the rate of interest at which the Notes will bear interest. Any change to the interest rate will be disclosed in a subsequent pricing supplement filed with the Securities and Exchange Commission.